EXHIBIT 10.2

FIFTH AMENDMENT AND WAIVER TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENTS

FIFTH AMENDMENT AND WAIVER TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENTS dated as of March 28, 2003 (this “Amendment”) among G-P Receivables, Inc., as the seller (the “Seller”), Georgia-Pacific Corporation, as collection agent (the “Collection Agent”), Blue Ridge Asset Funding Corporation (“Blue Ridge”), Corporate Receivables Corporation (“CRC”), Corporate Asset Funding Company, Inc. (“CAFCO”), Gotham Funding Corporation, as assignee of Victory Receivables Corporation (“Gotham” and, together with Blue Ridge, CRC and CAFCO, the “Purchasers”), Citibank, N.A. (“Citibank”), The Bank of Tokyo-Mitsubishi, Ltd. (New York Branch) (“BTM”), Wachovia Bank, National Association (“Wachovia” and, together with Citibank and BTM, the “Secondary Purchasers”) and Citicorp North America, Inc., as administrative agent (the “Administrative Agent”).

WITNESSETH

WHEREAS, the Seller, the Collection Agent, the Purchasers and the Administrative Agent entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 19, 2001, as amended (the “Primary Purchase Agreement”);

WHEREAS, the Seller, the Collection Agent, the Secondary Purchasers and the Administrative Agent entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 19, 2001, as amended (the “Secondary Purchase Agreement” and, together with the Primary Purchase Agreement, the “Agreements”); and

WHEREAS, the Seller, the Collection Agent, Blue Ridge, CRC, CAFCO, Victory Receivables Corporation, Four Winds Funding Corporation, the Secondary Purchasers, Commerzbank AG (New York Branch) and the Administrative Agent entered into that certain Fourth Amendment and Waiver to Second Amended and Restated Receivables Purchase Agreements dated as of December 6, 2002 (the “Fourth Amendment”); and

WHEREAS, the parties hereto wish to (i) subject to the terms and conditions set forth herein, waive the requirement of Section 5.01(j)(ix) of the Agreements that the Interim Activity Report be provided at daily intervals, (ii) extend the deadline for delivery of a Lock-Box Agreement with respect to the Lock-Box Accounts maintained with Wachovia Bank, National Association (the “Wachovia Lock-Box Agreement”) pursuant to Section 9(a)(i) of the Fourth Amendment, (iii) permit the Seller to amend its certificate of incorporation in the manner set forth herein and (iv) amend the Agreements in the manner and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.     DEFINED TERMS.

Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in the Agreements.

SECTION 2.     WAIVER

(a)    Notwithstanding the proviso contained in Section 5.01(j)(ix) of the Agreements, the parties hereto hereby waive the requirement that the Seller deliver the Interim Activity Report at daily intervals. The parties hereto agree that the waiver contained in the immediately preceding sentence may be revoked by any Purchaser, any Secondary Purchaser or the Administrative Agent, effective upon two (2) Business Days’ prior written notice (a “Revocation Notice”) to each of the other parties hereto, (i) for so long as Georgia-Pacific’s long-term senior unsecured debt rating shall be below “BB” by S&P or “Ba2” by Moody’s or (ii) if Georgia-Pacific’s long-term senior unsecured debt rating shall be withdrawn by either S&P or Moody’s. The Purchasers, the Secondary Purchasers and the Administrative Agent hereby waive any Event of Termination under the Agreements which has occurred or is continuing prior to the date hereof as a result of the failure of the Seller to deliver the Interim Activity Report at daily intervals prior to the date hereof. The Purchasers, the Secondary Purchasers and the Administrative Agent hereby further agree that the failure of the Seller to provide the Interim Activity Report at daily intervals prior the effectiveness of a Revocation Notice shall be deemed not to constitute an Event of Termination under the Agreements.

(b)    Notwithstanding Section 9(a)(i) of the Fourth Amendment, the parties hereto hereby agree that, solely in respect of the delivery of the Wachovia Lock-Box Agreement, each reference to the date February 28, 2003 in Section 9(a)(i) of the Fourth Amendment shall be deemed to refer instead to the date March 28, 2003. The Purchasers, the Secondary Purchasers and the Administrative Agent hereby waive any Event of Termination under the Agreements which has occurred or is continuing prior to the date hereof as a result of the failure by the Seller and Georgia-Pacific to deliver the Wachovia Lock-Box Agreement on or prior to February 28, 2003. For the avoidance of doubt, no such extension or waiver shall apply in respect of any Lock-Box Agreements, other than the Wachovia Lock-Box Agreement, which were required to be delivered by the Seller and Georgia-Pacific pursuant to Section 9(a)(i) of the Fourth Amendment.

SECTION 3.     CONSENT

Notwithstanding Section 5.01(q) of the Agreements, the parties hereto hereby consent to an amendment to the Seller’s certificate of incorporation in substantially the form attached hereto as Exhibit A (such amendment, the “Certificate Modification”).

SECTION 4.     AMENDMENTS TO THE PRIMARY PURCHASE AGREEMENT.

(a)    All references in the Primary Purchase Agreement and all agreements entered into in connection therewith to “Victory Receivables Corporation” and “Victory” shall be deemed to be “Gotham Funding Corporation” and “Gotham”, respectively.

(b)    The following definitions in Section 1.01 of the Primary Purchase Agreement are hereby deleted in their entirety and replaced with the following:

“Adjusted Net Worth” means, at any date, an amount equal to the sum of (a) the Net Worth at such date, plus (b) the Goodwill Amount, if any, plus or minus (as determined in accordance with the last sentence of this definition) (c) the cumulative sum of all OCI Pension Adjustment Amounts for all fiscal years of Georgia-Pacific commencing with the fiscal year ended December 31, 1987 and ending with the then most recently ended fiscal year of Georgia-Pacific. For purposes of calculating Adjusted Net Worth, if such cumulative sum of all OCI Pension Adjustment Amounts is a negative number, then such amount shall be added in the calculation thereof, and if such cumulative sum of all OCI Pension Adjustment Amounts is a positive number, then such amount shall be subtracted in the calculation thereof.

“Asset Sales” means any sale or disposition of assets of Georgia-Pacific or any of its Subsidiaries or series of related sales or dispositions of assets of Georgia-Pacific or any of its Subsidiaries (other than the sale of inventory in the ordinary course of business).

“EBITDA” means, as of the end of any Measurement Period, the sum of the following, calculated for Georgia-Pacific and its Subsidiaries on a consolidated basis: (a) net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, accretion, interest and the non-cash amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), plus or minus (as determined in accordance with the last sentence of this definition) (d) the Net Cash Payments for such Measurement Period; provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary cash gains or non-recurring, non-cash items, including any non-cash charges incurred with respect to asbestos-related liability reserves. For purposes of calculating “EBITDA”, if the Net Cash Payments is a positive number, then such amount shall be subtracted in the calculation thereof, and if the Net Cash Payments is a negative number, then such amount shall be added in the calculation thereof.

“Georgia-Pacific Credit Agreement” means the credit agreement dated as of November 3, 2000, as amended to March 28, 2003, among Georgia-Pacific, Bank of America, N.A., as issuing bank and administrative agent for itself and the lenders, and the other financial institutions party thereto.

“Indebtedness for Borrowed Money” of any Person means, without duplication,

(a)             all indebtedness for such Person for borrowed money, excluding all indebtedness or obligations of Georgia-Pacific arising under the Premium Equity Participating Security Units, whether or not treated as indebtedness under GAAP; provided, however, that on and after August

16, 2002, all indebtedness of Georgia-Pacific arising under the PEPS Senior Deferrable Notes shall be included in the definition of “Indebtedness for Borrowed Money”;

(b)             all obligations of such Person issued or assumed as the deferred purchase price of property or services other than bank overdrafts and trade accounts payable arising in the ordinary course of business consistent with past practices;

(c)             all obligations of such Person evidenced by notes, bonds, debentures, commercial paper or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(d)             all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or creditor under such agreement in the event of default are limited to repossession or sale of such property);

(e)             all rental obligations of such Person under leases capitalized under GAAP as disclosed in the financial statements delivered pursuant to Section 5.01(j)(ii) hereof; and

(f)              all indebtedness of such Person or of others referred to in paragraphs (a) through (e) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Interest Charges” means, for any period, for Georgia-Pacific and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of Georgia-Pacific and its Subsidiaries, determined on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, net of any interest income relating to the obligations giving rise to such interest expense, and (b) the portion of rent expense of Georgia-Pacific and its Subsidiaries, determined on a consolidated basis, with respect to such period under capital leases that is treated as interest in accordance with GAAP, net of any rental or interest income relating to the obligations giving rise to such rent expense.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the Measurement Period ending on such date to (b) Interest Charges for the Measurement Period ending on such date.

“Net Proceeds” means, in respect of any Asset Sales by Georgia-Pacific or any of its Subsidiaries, the proceeds in cash received by Georgia-Pacific or any of its Subsidiaries with respect to or on account of such Asset Sales, net of: (a) the direct costs of such Asset Sales then payable by the recipient of such proceeds, (b) sales, use, income and other taxes paid or payable by such recipient as a result thereof, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Specified Debt secured by a Permitted Lien on the properties subject to such disposition; and (d) without duplication in respect of clause (c) above, the amounts required to be applied to repay any indebtedness and prepayment penalties and fees in connection with or with respect to the Unisource Receivables Transactions, in the case of any sale or disposition of more than 50% of the capital stock or other ownership interest of Unisource or Unisource Parent, as the case may be.

“Total Specified Debt” of any Person means, all of the following, whether or not treated as indebtedness under GAAP:  (a) all indebtedness payable within one year from the date of the creation thereof; (b) all indebtedness payable more than one year from the date of the creation thereof; and (c) with respect to all indebtedness payable more than one year from the date of creation thereof, the portions of such indebtedness that are currently payable.

The following shall be excluded from the definition of “Total Specified Debt”: (i) all indebtedness arising under bank overdrafts; (ii) all indebtedness or obligations of Georgia-Pacific arising under the Premium Equity Participating Security Units; provided, however, that on and after August 16, 2002, all indebtedness of Georgia-Pacific arising under the PEPS Senior Deferrable Notes shall be included in the definition of Total Specified Debt”; (iii) up to $175,000,000 of the aggregate outstanding indebtedness or obligations of Georgia-Pacific and its Subsidiaries arising under all Unisource Lease Financings; provided, however, that, if a material default or material event of default shall occur under a sublease agreement which generates rental income that is applied by Georgia-Pacific or any of its Subsidiaries as an offset of the payments made on account of the indebtedness or obligations of Georgia-Pacific or any of its Subsidiaries arising under the related Unisource Lease Financing and if such material default or material event of default shall not have been cured within the applicable cure period provided in such sublease agreement, then all outstanding indebtedness or obligations of Georgia-Pacific or any of its Subsidiaries arising under such sublease agreement related to such Unisource Lease Financing shall be included in succeeding calculations of “Total Specified Debt”; and (iv) all indebtedness or obligations of Georgia-Pacific and its Subsidiaries arising under the Timber Note Monetizations; provided, however, that, if a material default or material event of default shall occur under any Timber Note Receivable the payments under which are applied as an offset of the payments made on account of such indebtedness or obligations arising under the related Timber Note Monetization and if such material default or material event of default (x) shall not have been cured within the applicable cure period provided in such Timber Note Receivable and (y) could reasonably be expected to result in any of the Timber Note Monetizations not being fully supported by credit or collateral of any Persons other than Georgia-Pacific and its Affiliates, then all outstanding indebtedness or obligations of Georgia-Pacific or any of its Subsidiaries arising under the Timber Note

Monetizations up to the principal amount outstanding under such Timber Note Receivable shall be included in succeeding calculations of “Total Specified Debt”..

(c)    Section 1.01 of the Primary Purchase Agreement is hereby amended by inserting the following definitions in their proper alphabetical sequence:

“Net Cash Payments” means, with respect to all asbestos-related liabilities and/or related defense costs of Georgia-Pacific and/or any of its Subsidiaries, the aggregate cash payments made by Georgia-Pacific or any of its Subsidiaries after December 28, 2002 relating to or to satisfy such liabilities and/or related defense costs, less any insurance or other proceeds received in cash by Georgia-Pacific or any of its Subsidiaries from any Persons other than Georgia-Pacific or any of its Affiliates after December 28, 2002 as reimbursement or indemnification with respect to such liabilities and/or costs.

“OCI Pension Adjustment Amount” means, for any fiscal year of Georgia-Pacific, with respect to Georgia-Pacific’s pension Plans, that portion of other comprehensive income related to minimum pension liability adjustments for such fiscal year.

“Timber Note Monetizations” means commercial paper programs and other notes payable (established during 1997 through 2000) of Georgia-Pacific or any of its Subsidiaries with an aggregate principal amount of approximately $660 million used to monetize approximately $718 million of notes receivable received by Georgia-Pacific or any of its Subsidiaries in connection with (a) two sales of timberlands located in California by Georgia-Pacific or any of its Subsidiaries and (b) one sale of timberlands located in Maine by Georgia-Pacific or any of its Subsidiaries.

“Timber Note Receivable” means a note receivable of Georgia-Pacific or any of its Subsidiaries that is subject to a Timber Note Monetization.

“Unisource” means Unisource Worldwide, Inc., a Delaware corporation.

“Unisource Lease Financing” means a financing lease arrangement pursuant to which Georgia-Pacific transferred to, and then leased back from, a Person or Persons who were not Affiliates of Georgia-Pacific a warehouse facility used and formerly owned by Unisource and then subleased such warehouse facility to Unisource, and which arrangement Georgia-Pacific entered into in connection with Georgia-Pacific’s sale of a 60% equity interest in Unisource Parent to an affiliate of Bain Capital Partners, LLC.

“Unisource Parent” means a Subsidiary of Georgia-Pacific which directly owns 100% of the capital stock of Unisource.

“Unisource Receivables Transactions” shall mean the transactions evidenced by the following: (i) Receivables Sale Agreement, dated October 1, 1997, as amended, among Portfolio Receivables LLC, Unisource Worldwide, Inc., Asset Securitization Cooperative Corporation and Canadian Imperial Bank of Commerce, (ii)

Receivables Sale Agreement, dated October 1, 1997, as amended, among Portfolio Receivables LLC, Unisource Worldwide, Inc., Canadian Imperial Bank of Commerce, as Purchaser, and Canadian Imperial Bank of Commerce, as Servicing Agent, and (iii) Receivables Purchase Agreement and Guaranty, dated as of September 4, 1992, as amended, among Unisource Canada, Inc., The Trust Company Bank of Montreal, Georgia-Pacific Corporation, and BMO Nesbitt Burns Inc.

(d)    The definition of “Investor Rate” in Section 1.01 of the Primary Purchase Agreement is hereby amended by deleting clause (a)(iii) thereof in its entirety and inserting the following in replacement thereof:

(iii)       the weighted average, determined on such day, of the Adjusted LIBOR Rate on such day, plus the per annum rate set forth below opposite the lower of the long-term senior unsecured debt ratings of Georgia-Pacific from Moody’s and S&P from time to time, to the extent that such Purchaser has any borrowings outstanding under a Liquidity Facility on such day or such Purchaser is the provider of such Liquidity Facility, on the basis of a 360-day year:

S&P Rating	Moody’s Rating	Applicable Margin

BBB or higher	Baa2 or higher	1.350%
BBB-	Baa3	1.550%
BB+	Ba1	1.825%
BB	Ba2	2.150%
BB-	Ba3	2.400%
B+ or lower (or if no rating is available from S&P)	B1 or lower (or if no rating is available from Moody’s)	3.000%

(e)    Section 7.01 of the Primary Purchase Agreement is hereby amended by deleting paragraphs (r) and (s) thereof in their entirety and substituting the following in replacement thereof:

(r)  the Leverage Ratio as of the end of any fiscal quarter of Georgia-Pacific set forth below shall be greater than the percentage set forth below opposite such fiscal quarter:

Fiscal Quarter Ending On:	Percentage

June 29, 2002	72.50%
September 28, 2002	70.00%
December 28, 2002	70.00%
March 29, 2003	70.00%
June 28, 2003	67.50%
September 27, 2003	67.50%
January 3, 2004	67.50%
April 3, 2004	65.00%
July 3, 2004	65.00%
October 2, 2004	65.00%
January 1, 2005	65.00%
April 2, 2005	65.00%
July 2, 2005	65.00%
October 1, 2005	65.00%
December 31, 2005	65.00%

(s)  the Interest Coverage Ratio as of the end of any fiscal quarter of Georgia-Pacific set forth below shall be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On:	Ratio

June 29, 2002	2.25 to 1.00
September 28, 2002	2.25 to 1.00
December 28, 2002	2.50 to 1.00
March 29, 2003	2.25 to 1.00
June 28, 2003	2.25 to 1.00
September 27, 2003	2.25 to 1.00
January 3, 2004	2.25 to 1.00
April 3, 2004	2.50 to 1.00
July 3, 2004	2.75 to 1.00
October 2, 2004	3.00 to 1.00
January 1, 2005	3.00 to 1.00
April 2, 2005	3.00 to 1.00
July 2, 2005	3.00 to 1.00
October 1, 2005	3.00 to 1.00
December 31, 2005	3.00 to 1.00

(f)     Section 11.07 of the Primary Purchase Agreement is hereby amended by deleting the last sentence thereof in its entirety.

SECTION 5.     AMENDMENTS TO THE SECONDARY PURCHASE AGREEMENT.

(a)    All references in the Secondary Purchase Agreement and all agreements entered into in connection therewith to “Victory Receivables Corporation” and “Victory” shall be deemed to be “Gotham Funding Corporation” and “Gotham”, respectively.

(b)    The definition of “Investor Rate” in Section 1.01 of the Secondary Purchase Agreement is hereby amended by deleting paragraph (a) thereof in its entirety and inserting the following in replacement thereof:

(a)         a rate equal to the weighted average of the Adjusted LIBOR Rate for the Fixed Periods occurring within such Settlement Period or portion thereof, plus the per annum rate set forth below opposite the lower of the long-term senior unsecured debt ratings of Georgia-Pacific from Moody’s and S&P from time to time, notified to the Seller and the Collection Agent by a Secondary Purchaser on the first day of each of such Fixed Periods, or such other rate as such Secondary Purchaser and the Seller shall agree in writing:

S&P Rating	Moody’s Rating	Applicable Margin

BBB or higher	Baa2 or higher	1.350%
BBB-	Baa3	1.550%
BB+	Ba1	1.825%
BB	Ba2	2.150%
BB-	Ba3	2.400%
B+ or lower (or if no rating is available from S&P)	B1 or lower (or if no rating is available from Moody’s)	3.000%

(c)    Section 1.01 of the Secondary Purchase Agreement is hereby amended by inserting the following definition in its proper alphabetical sequence:

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Secondary Purchaser, (ii) a Subsidiary of a Person of which a Secondary Purchaser is a Subsidiary, or (iii) a Person of which a Secondary Purchaser is a Subsidiary; (d) any other Person approved in writing by the Administrative Agent; and (e) an Approved Fund; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Georgia-Pacific or any of Georgia-Pacific’s Affiliates or Subsidiaries.

As used in clause (e) of this definition of “Eligible Assignee” the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) a Secondary Purchaser, (b) an Affiliate of a Secondary Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Secondary Purchaser.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

(d)    The first sentence of Section 10.01 of the Secondary Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Each Secondary Purchaser (with respect to any Receivable Interest) may (i) without the consent of the Seller, assign to another Secondary Purchaser, any Purchaser, any vehicle administered by a Secondary Purchaser which vehicle is rated at least P-1 by Moody’s and either (A) A-1 by S&P or (B) F1 by Fitch, or one or more Eligible Assignees and (ii) with the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed), to any other Person (such Person, and the Persons described in clause (i) above, referred to herein as “Assignees”), and any such Assignee, may, without the written consent of the Seller, assign to any Person described in clause (i) hereof and may, with the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed), assign to any other Person, its Commitment or any Receivable Interest, in either case, in whole or in part; provided, however, that any assignment of a Secondary Purchaser’s Commitment to a Purchaser or to any vehicle organized by a Secondary Purchaser pursuant to clause (i) above at a time when such Purchaser or such vehicle cannot issue a commitment to make Purchases shall be made only with the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed).

SECTION 6.     EFFECTIVE DATE.

This Amendment and the amendments to the Agreements shall be effective on the first date on which the following conditions are satisfied: (i) the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(a)    This Amendment, executed by each of the parties hereto;

(b)    A certificate from an officer of Georgia-Pacific certifying that amendments substantially similar to those in Sections 4 and 5 of this Amendment have been effected in the Credit Agreement, dated as of November 3, 2000, as amended, among Georgia-Pacific, the lenders named therein, Bank of America, N.A., as administrative agent for itself and the lenders named therein, and Morgan Stanley Senior Funding, Inc. and Merrill Lynch Capital Corporation, as co-syndication agents; and

(c)    An executed fee letter (the “Fee Letter”) among the Seller, Georgia-Pacific, the Purchasers, the Secondary Purchasers and the Administrative Agent with respect to the payment of certain fees.

and (ii) all fees due and payable on or prior to such date in accordance with the Fee Letter shall have been paid.

SECTION 7.     EXPENSES.

The Seller and the Collection Agent jointly and severally agree to pay on demand all reasonable costs and expenses actually incurred in connection with the preparation, execution, delivery and administration of this Amendment, including, without limitation, the reasonable fees and disbursements of outside counsel to the Purchasers, the Secondary Purchasers and the Administrative Agent and the reasonable due diligence expenses of the Administrative Agent or its agent or representatives.

SECTION 8.     EXECUTION IN COUNTERPARTS.

This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute but one and the same agreement.

SECTION 9.     GOVERNING LAW.

THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.     SEVERABILITY OF PROVISIONS.

Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.     CAPTIONS.

The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 12.     AGREEMENTS TO REMAIN IN FULL FORCE AND EFFECT.

This Amendment shall be deemed to be an amendment to the Agreements. All references to the Agreements in any other agreement or document shall on and after the effective date of this Amendment be deemed to refer to the Agreements as amended hereby.

SECTION 13.     NO PROCEEDINGS.

Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchasers any bankruptcy, reorganization, insolvency or similar proceeding until the date which is one year and one day since the last day on which any commercial paper notes issued by the Purchasers shall have matured.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date first above written.

G-P RECEIVABLES, INC.
By:	/s/ PHILLIP M. JOHNSON

Name: Phillip M. Johnson
Title: Vice President and Treasurer

GEORGIA-PACIFIC CORPORATION
By:	/s/ PHILLIP M. JOHNSON

Name: Phillip M. Johnson
Title: Vice President and Treasurer

BLUE RIDGE ASSET FUNDING CORPORATION
By Wachovia Securities and Attorney in fact
By:	/s/ DOUGLAS R. WILSON, SR.

Name: Douglas R. Wilson, SR.
Title: Vice President

CORPORATE RECEIVABLE CORPORATION
By: CITICORP NORTH AMERICA, INC., AS ATTORNEY-IN-FACT
By:	/s/ DAVID J. DONOFRIO

Name: David J. Donofrio
Title: Vice President

CORPORATE ASSET FUNDING COMPANY, INC.
By: CITICORP NORTH AMERICA, INC., AS ATTORNEY-IN-FACT
By:	/s/ DAVID J. DONOFRIO

Name: David J. Donofrio
Title: Vice President

GOTHAM FUNDING CORPORATION
By:	/s/ R. DOUGLAS DONALDSON

Name: R. Douglas Donaldson
Title: Treasurer

CITIBANK, N.A.
By:	/s/ DONALD J. DONOFRIO

Name: Donald J. Donofrio
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD.
(NEW YORK BRANCH)
By:	/s/ VINCENT DELUCA

Name: Vincent Deluca
Title: Senior Vice President

WACHOVIA BANK NATIONAL ASSOCIATION
By:	/s/ EERO MAKI

Name: EERO MAKI
Title: Vice President

CITICORP NORTH AMERICA, INC., as Administrative Agent
By:	/s/ DONALD J. DONOFRIO

Name: Donald J. Donofrio
Title: Vice President

EXHIBIT A

Form of Certificate Modification